UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.            )

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General Electric Company
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General Electric Company 5 Necco Street Boston, MA 02210

April 21, 2019

Dear GE Shareholders,

GE’s annual meeting of shareholders will be held on May 5, 2020. As you prepare to vote your shares, we specifically want to request that you vote “For” approval of our named executives’ compensation under our annual say-on-pay vote (Management Proposal No. 1).

Pay-for-performance in the context of our business transformation. We believe it is important to evaluate our 2019 executive compensation decisions in the context of the business transformation currently underway at GE:

●	A new management team – two-thirds of our CEO’s leadership team is either new to GE or in their roles. Our current management team is led by Chairman and CEO Larry Culp, who in September 2018 was brought in to lead a significant turnaround. Larry moved decisively in his first year to refresh the management team and execute on our priorities of improving the company’s financial position and strengthening our businesses.

●	Investors should evaluate the performance of the current, not the prior management team. We believe that in assessing whether our executive compensation is linked to company performance, shareholders should evaluate the performance of the company during the tenure of the current management team, which has been in place since September 2018, rather than over a 3- or 5-year period.

●	During the first full year under new leadership GE stock significantly outperformed the S&P 500 and peers and key financial and operating milestones were achieved. During 2019, GE significantly improved its operating performance and executed on key financial priorities, including reducing leverage and maintaining access to capital. The market responded positively to these actions, and GE’s total shareholder return for 2019 was 54%, significantly outpacing both our GICS peers (up 34%) and the S&P 500 (up 31%).

●	As our new management team began GE’s transformation, we recognized 2019 would be a “reset year”; we set performance goals that were challenging but not unrealistically high or overly focused on unsustainable short-term achievements. As we discuss on page 31 of the proxy, we set target performance levels that were challenging, yet reasonably achievable and that are aligned with our strategy for long-term sustainable growth and that reflect our financial outlook. This philosophy informed our targets for last year and, when setting those targets and evaluating 2019 performance, we accounted for the loss of cash flows and earnings due to business dispositions and asset sales. GE’s leadership team exceeded the targets we had set for both earnings per share and cash flow in 2019. Nonetheless, our committee exercised negative discretion to lower the Corporate bonus pool funding to a level which we deemed more appropriate to the overall circumstances.

●	A significant proportion of our executive compensation is in the form of long-term, performance-based incentives, which are at risk. When assessing the various levels and components of our executives’ compensation, we encourage investors to recognize that most of the pay that is reported for our executives (particularly our CEO) for 2019 was at risk in the form of long-term, equity-based compensation that will only pay out, if at all, based upon achieving certain performance targets over a several-year period. For our CEO, 71% of his target compensation for 2019 was in the form of performance share units (PSUs), which pay out based upon our relative total shareholder return against the S&P 500 over a three-year period and require above-average performance to earn the target payout. The program design for our other named executives is similar, with the vast majority of their compensation opportunity at risk and delivered in the form of equity. The executive compensation structure throughout the company is being shifted to include a greater proportion of long-term equity, a continuing evolution of our compensation practices that is intended to align our people with investors to deliver long-term, sustainable results.

Committee response to last year’s say-on-pay vote. Following last year’s say-on-pay vote, and in response to engagement by members of this committee to hear feedback directly from investors, we made changes to our compensation programs, including:

●	adopting a formal peer group,
●	establishing a more focused comparator group for our PSUs (beginning in 2020), and
●	committing not to provide single-trigger change of control provisions in employment agreements for any future outside hires.

These changes are described in more detail in the proxy, and we encourage you to read our letter elaborating on these and other committee actions over the past year (on pages 30-31).

As the Covid-19 pandemic creates unprecedented impacts across the global economy and our business, we remain convinced that we have in place an executive team with the experience and resilience to navigate the challenges ahead. The voluntary compensation actions announced by our CEO to forego all of his salary and our head of Aviation to forego half of his salary for the remainder of 2020 are emblematic of their commitment to GE.

Against this backdrop, the committee remains vigilant in monitoring performance and assuring that incentives for the entirety of the organization are appropriate to the circumstances we face. We and our fellow directors remain committed to continuing the progress we have made toward creating a stronger, simpler, more focused company, for you and all of GE’s stakeholders. We look forward to continuing to engage with you on compensation matters.

We will be grateful for your support of our deliberations during these challenging times – and, indeed, of our leadership which is tackling these challenges head-on every day.

The Management Development & Compensation Committee of your Board of Directors

Thomas Horton (Chairman)
Sébastien Bazin
Francisco D’Souza
Edward Garden
Paula Rosput Reynolds